Exhibit 99.1

VF CORPORATION APPOINTS TREVOR A. EDWARDS

TO BOARD OF DIRECTORS

DENVER – October 23, 2023 – VF Corporation (NYSE: VFC), a global leader in branded lifestyle apparel, footwear and accessories, today announced the appointment of Trevor A. Edwards to the company’s Board of Directors, effective October 22, 2023. Edwards brings more than 25 years of marketing, global brand and general management experience in apparel and footwear. He will serve on the Board’s Talent and Compensation Committee, as well as the Governance and Corporate Responsibility Committee.

Edwards currently serves as a strategic advisor to direct-to-consumer brands and investment firms. From 2013 until 2018, he was the President of Nike, Inc., reporting directly to the CEO, with oversight of the Geographic Regions, Category Business, Direct-to-Consumer Units, Product and Merchandising Divisions, Global Marketing, Sales, and Digital Technology. Between 1992 and 2013, he held other leadership roles at Nike including EVP Global Brand and Category Management, Chief Marketing Officer, Vice President Marketing (US), and Vice President Marketing (EMEA).

Edwards began his professional career at Colgate Palmolive in 1986, and served in positions of increasing responsibility, including Global Business Development Manager. He currently serves on the Board of Directors of Funko Inc., and previously served on Mattel Inc.’s Board of Directors.

Chair of the VF Board, Richard Carucci, said, “We’re thrilled to welcome Trevor to our Board. He is a highly accomplished executive with extensive experience in apparel and footwear that will be valuable to VF as we continue to deepen our brands’ relationships with consumers, strengthen product innovation, and improve operational effectiveness. His experience will further strengthen the Board’s depth of talent and is part of the Board’s ongoing work to evaluate and regularly refresh its composition to ensure depth of expertise and diversity of perspectives.”

“I am excited to join the VF Board at such an important time and look forward to contributing my experience and insights as the company looks to deepen its connections with consumers and adapt to evolving marketplace dynamics,” said Edwards. “Having worked in the apparel and footwear industry for decades, I know and respect VF’s well-earned reputation and am a personal fan of its iconic brands and its purpose-driven culture. I’m eager to work alongside VF’s strong Board and management team to build on that legacy and deliver stronger returns for shareholders.”

With the addition of Edwards, VF has appointed three new directors to its Board over the past 18 months who collectively bring experience in footwear and apparel, retail, design, technology, and sustainability.

About VF Corporation

Founded in 1899, VF Corporation is one of the world’s largest apparel, footwear and accessories companies connecting people to the lifestyles, activities and experiences they cherish most through a family of iconic outdoor, active and workwear brands including Vans®, The North Face®, Timberland® and Dickies®. Our purpose is to power movements of sustainable and active lifestyles for the betterment of people and our planet. We connect this purpose with a relentless drive to succeed to create value for all stakeholders and use our company as a force for good. For more information, please visit vfc.com.

Media Contact

Colin Wheeler

Vice President, Corporate Communications

colin_wheeler@vfc.com

Investor Contact

Allegra Perry

Vice President, Investor Relations

ir@vfc.com